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                                                                    Exhibit 23.2


                              CONSENT OF OLIVE LLP


We consent to the incorporation by reference into this Annual Report of Form 10-K of our report dated February 3, 1997 with respect to the consolidated financial statements of Central Newspapers, Inc., for the year ended December 29, 1996, included in the Central Newspapers, Inc. Annual Report to Shareholders and to the incorporation of such report by reference into (a) the Registration Statements in Form S-8 (File Numbers 33-37566, 33-40776 and 33-61397) and related Prospectus pertaining to the Central Newspapers, Inc. Stock Compensation Plan (formerly Central Newspapers, Inc. Stock Option Plan) and (b) the Registration Statement in Form S-8 (File Number 33-33026) and related Prospectus pertaining to the Central Newspapers, Inc. Savings Plus Plan.


Olive LLP

/s/ Olive LLP
    -------------------

Indianapolis, Indiana
March 15, 1999